Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-907-9055, steve_pernotto@belk.com
Belk, Inc. Reports Third Quarter Operating Results
Total Sales Up 1.8 Percent; Comp Sales Drop 4.4 Percent
CHARLOTTE, N.C., November 29, 2007 — Belk, Inc. today announced operating results for its fiscal third quarter and first nine months ended November 3, 2007.
Net Sales
Net sales for the 13-week period grew 1.8 percent to $808.3 million compared to the same prior-year period. On a comparable store basis, sales decreased 4.4 percent for the quarter.
Net sales for the first nine months ended November 3, 2007, increased 13.8 percent to $2,592.4 million compared to the same prior-year period. The increase resulted primarily from added sales from Parisian stores and new stores opened during the period. Comparable store sales for the period increased 0.2 percent.
Net Income
The company reported a net loss of $6.9 million for the third quarter compared to net income of $23.1 million for the same prior-year period. The decrease was due primarily to a decrease in gross margin as a result of taking accelerated markdowns in response to unseasonable weather and a softening sales environment during the period, higher interest expense, and gains in the prior period related to the sale of investments and property insurance settlements resulting from Hurricane Katrina. Net loss excluding non-comparable items for the third quarter was $6.5 million compared to net income of $15.7 million for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
For the first nine months ended November 3, 2007, the company reported net income of $10.1 million compared to net income of $68.8 million for the same prior-year period. Net income excluding non-comparable items was $15.7 million compared to $60.8 million for the same prior-year period.
Tim Belk, chairman and chief executive officer of Belk, Inc., said: “We faced difficult challenges in the third quarter that hurt the bottom line. As with other retailers, unseasonably warm weather and consumer uncertainty about the economy caused a significant decline in sales. This forced early fall markdowns to clear merchandise and manage inventories.
“We are working through the integration of the stores and fine jewelry business acquired during the past two years. This work is progressing as planned, and we remain committed to realizing and maximizing the value of these acquisitions. Despite the disappointing results for the quarter, we are in a solid financial position that will allow us to meet the short-term challenges and improve performance going forward.”
Parisian Stores Re-branded as Belk
On September 12, 2007, 25 Parisian stores acquired from Saks Incorporated in October 2006 celebrated their official grand opening under the Belk name with special events and promotions.
-More-

The company is investing approximately $108 million in renovations and expansions of the stores, most of which have added full line home departments, men’s big and tall shops and expansions of select merchandise departments.
Store Expansion
Seven new Belk stores opened during the third quarter in Alpharetta, Ga.; Cape Coral and Palm Coast, Fla.; Burlington, N.C.; Bossier City, La.; Murfreesboro, Tenn.; and Rockwall, Texas. Expansions of existing stores were completed in Kennesaw and Douglasville, Ga.; Shallotte, N.C.; Franklin, Tenn.; and Huntsville (two locations), Decatur and Tuscaloosa, Ala. Other store expansions were completed in November in Hoover, Ala.; Raleigh (Crabtree Valley Mall) and Kill Devil Hills, N.C.; Jacksonville, Fla. (The Avenues); and Knoxville, Tenn. (West Town Mall).
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company. It operates 303 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
-More-

BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Nine months ended
	November 3,	October 28,	November 3,	October 28,
(millions)	2007	2006	2007	2006
Revenues	$808.3	$794.3	$2,592.4	$2,278.8
Cost of goods sold (including occupancy and buying expenses)	571.6	535.3	1,802.0	1,527.7
Selling, general and administrative expenses	233.7	223.1	724.4	623.4
Asset impairment and store closing costs	2.5	.7	11.2	2.4
Gain on sale of property and equipment	2.2	8.8	3.6	9.7

Operating income	2.7	44.0	58.4	135.0
Interest expense, net	(14.9)	(11.8)	(43.8)	(33.1)
Gain (loss) on sale of investments	(.3)	3.3	(.4)	5.0

Income (loss) before income taxes	(12.5)	35.5	14.2	106.9
Income tax expense (benefit)	(5.6)	12.4	4.1	38.1

Net income (loss)	$(6.9)	$23.1	$10.1	$68.8

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three months ended		Nine months ended
	November 3,	October 28,	November 3,	October 28,
(millions)	2007	2006	2007	2006
Net income (loss)	$(6.9)	$23.1	$10.1	$68.8
Asset impairment and store closing costs, net of income tax	1.4	.5	7.9	1.5
Gain on sale of property and equipment, net of income tax	(1.2)	(5.7)	(2.6)	(6.3)
(Gain) loss on sale of investments, net of income tax	.2	(2.2)	.3	(3.2)

Net income (loss) excluding non-comparable items	$(6.5)	$15.7	$15.7	$60.8